Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

ACC CAPITAL HOLDINGS CORPORATION,

as the Seller

LONG BEACH ACCEPTANCE CORP.,

as the Company

and

AMERICREDIT FINANCIAL SERVICES, INC.,

as the Buyer

Dated as of December 4, 2006

i

LIST OF SCHEDULES AND EXHIBITS

Exhibits
Exhibit A	–	Knowledge of the Seller; Knowledge of the Company
Exhibit B	–	Knowledge of the Buyer
Exhibit C	–	Form of Opinions

Schedules
Schedule 1	–	Adjustments to Target Closing Date Stockholder’s Equity
Schedule 2	–	Illustrative Calculation of Target Closing Date Stockholder’s Equity
Schedule 8.3(f)	–	Required Governmental Consents
Schedule 8.3(g)	–	Required Contractual Consents

Disclosure Schedules
Schedule 4.1(a)	–	Jurisdictions
Schedule 4.4	–	Capitalization
Schedule 4.5	–	Subsidiaries
Schedule 4.6(a)	–	Financial Statements
Schedule 4.6(b)	–	Undisclosed Liabilities
Schedule 4.6(c)	–	Securitizations and Off-Balance Sheet Arrangements
Schedule 4.7	–	Absence of Changes
Schedule 4.9	–	Litigation
Schedule 4.10(a)	–	Employee Benefit Plans
Schedule 4.10(f)	–	Post-Employment Benefits
Schedule 4.10(h)	–	Assumed Benefit Obligations
Schedule 4.10(i)	–	Long-Term Incentive Plan
Schedule 4.11	–	Labor and Employment Matters
Schedule 4.12	–	Insurance Policies
Schedule 4.13(a)	–	Owned Real Property
Schedule 4.13(b)	–	Leased Real Property
Schedule 4.14	–	Company Intellectual Property
Schedule 4.15(c)	–	Tax Proceedings
Schedule 4.15(d)	–	Tax Claims
Schedule 4.15(e)	–	Tax Withholdings
Schedule 4.15(f)	–	Tax Audit
Schedule 4.15(i)	–	Tax Sharing
Schedule 4.15(j)	–	Tax Returns
Schedule 4.15(l)	–	Section 481
Schedule 4.15(o)	–	State Qualified Sub-S
Schedule 4.17(a)	–	Material Contracts
Schedule 4.17(b)	–	Consents Required by Material Contracts
Schedule 4.20(a)	–	Securitizations
Schedule 6.1	–	Conduct of Operations
Schedule 6.8	–	Governmental Filings
Schedule 6.10	–	Guarantees
Schedule 6.11(e)	–	D&O Indemnification
Schedule 6.12(a)	–	Retention Letters
Schedule 6.12(b)	–	Amendments to Long Term Incentive Plan

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 4, 2006 (this “Agreement”), among ACC CAPITAL HOLDINGS CORPORATION, a Delaware corporation (the “Seller”), LONG BEACH ACCEPTANCE CORP., a Delaware corporation (the “Company”), and AMERICREDIT FINANCIAL SERVICES, INC., a Delaware corporation (the “Buyer”).

RECITALS

A. The Seller owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Common Stock.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP applied consistently with the past practices, methods and procedures used by the Company in the preparation of the Financial Statements.

“Acquired Business” means all of the businesses, assets, operations and activities conducted by the Company and its Subsidiaries.

“Action” means any claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing Date Stockholder’s Equity” means the consolidated stockholder’s equity of the Company and its Subsidiaries (determined in accordance with the Accounting Principles) as of the close of business in New York City on the day immediately prior to the Closing Date (as such amount is determined by mutual agreement of the parties, or by the Selected Accounting Firm, in each case, pursuant to the provisions of Section 2.3); provided, however, that notwithstanding anything else contained in this Agreement, the consolidated stockholder’s equity as of the close of business on the day immediately prior to the Closing Date shall not include or reflect any changes that result or will result from the consummation of the transactions contemplated by this Agreement, including, without limitation, any changes resulting or that will result from the Company or any of its

Subsidiaries no longer being qualified subchapter S subsidiaries; provided, further, however, that the consolidated stockholder’s equity as of the close of business in New York City on the day immediately prior to the Closing Date shall reflect the pro forma assignment and contribution by the Seller to the stockholder’s equity of the Company of the Seller’s right to be paid the amount of $37,803,814 through contribution of the Intercompany Obligation.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Collateral” means property or assets with respect to which the Company, any of its Subsidiaries or a securitization trust, as applicable, is the secured party pursuant to the terms of a Financing Contract (whether initially or as an assignee).

“Control”, including the terms “Controlling”, “Controlled by” and “under Common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Deferred Compensation Plan” means that certain Deferred Compensation Plan of Ameriquest Mortgage Company and its Affiliates.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws).

“ERISA Affiliate” means any entity which, with respect to the Company, is or has been a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or such other entity described in the regulations under Section 414(o) of the Code), any of which includes the Company.

“Estimated Closing Date Stockholder’s Equity” means the consolidated stockholder’s equity of the Company and its Subsidiaries (determined in accordance with the Accounting Principles) as of the close of business in the City of New York on the day that is six (6) Business Days prior to the Closing; provided, however, that notwithstanding anything else contained in this Agreement, the consolidated stockholder’s equity as of the close of business in the City of New York on the day that is six (6) Business Days prior to the Closing shall not include or reflect any changes that result or will result from the consummation of the transactions contemplated by this Agreement, including, without limitation, any changes resulting or that will result from the Company or any of its Subsidiaries no longer being qualified subchapter S subsidiaries; provided, further, however, that the consolidated stockholder’s equity as of the close of business in the City of New York on the day that is six (6) Business Days prior to the Closing shall reflect the pro forma assignment and contribution by the Seller to the stockholder’s equity of the Company of the Seller’s right to be paid the amount of $37,803,814 through contribution of the Intercompany Obligation.

“Estimated Closing Statement” means a consolidated balance sheet of the Company and its Subsidiaries prepared by the Seller in accordance with the Accounting Principles, setting forth the Estimated Closing Date Stockholder’s Equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Intellectual Property” means customer and supplier lists, privacy data and non-public personal information, pricing and cost information, business and marketing plans, credit scoring algorithms, credit scorecards and underwriting process.

“Final Closing Statement” means a consolidated balance sheet of the Company and its Subsidiaries prepared by the Buyer in accordance with the Accounting Principles, setting forth the Closing Date Stockholder’s Equity.

“Final Payment” means the result of (a) Two Hundred Eighty Two Million Five Hundred Thousand Dollars ($282,500,000) plus (b) the amount (if any) by which (i) the sum of the Closing Date Stockholder’s Equity plus the amount by which the Hedge Position Value is less than zero or minus the amount by which the Hedge Position Value is greater than zero, exceeds (ii) the sum of the Target Closing Date Stockholder’s Equity plus Two Million Dollars ($2,000,000) or minus (c) the amount (if any) by which (i) the sum of the Closing Date Stockholder’s Equity plus the amount by which the Hedge Position Value is less than zero or minus the amount by which the Hedge Position Value is greater than zero, is less than (ii) the result of the Target Closing Date Stockholder’s Equity minus Two Million Dollars ($2,000,000), plus (d) the amount (if any) by which the aggregate amount due pursuant to the Intercompany Obligation on the Closing Date is greater than $37,803,814 or minus (e) the amount (if any) by which the aggregate amount due pursuant to the Intercompany Obligation on the Closing Date is less than $37,803,814.

“Financing Contract” means any retail installment sales contract to which the Company, its Subsidiaries or any securitization trust established by the Company or its Subsidiaries is an assignee or transferee.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body or any similar body.

“Hedge Position Value” means the aggregate value of the Company’s and its Subsidiaries’ hedge positions as valued in accordance with the Accounting Principles and as included in other comprehensive income in the financial statements prepared in connection with the Estimated Closing Statement and the Final Closing Statement, as applicable.

“Initial Payment” means the result of (a) Two Hundred Eighty Two Million Five Hundred Thousand Dollars ($282,500,000) plus (b) the amount (if any) by which (i) the sum of the Estimated Closing Date Stockholder’s Equity plus the amount by which the Hedge Position Value is less than zero or minus the amount by which the Hedge Position Value is greater than zero, exceeds (ii) the sum of the Target Closing Date Stockholder’s Equity plus Two Million Dollars ($2,000,000) or minus (c) the amount (if any) by which (i) the sum of the Estimated Closing Date Stockholder’s Equity plus the amount by which the Hedge Position Value is less than zero or minus the amount by which the Hedge Position Value is greater than zero, is less than (ii) the result of the Target Closing Date Stockholder’s Equity minus Two Million Dollars ($2,000,000), plus (d) the amount (if any) by which the estimated aggregate amount due pursuant to the Intercompany Obligation on the Closing Date is greater than $37,803,814 or minus (e) the amount (if any) by which the estimated aggregate amount due pursuant to the Intercompany Obligation on the Closing Date is less than $37,803,814.

“Intercompany Obligation” means the account of the Company representing an obligation of the Company to pay the Seller the sum of (i) $37,803,814, plus (ii) the amount of any unreimbursed advances for payroll and employment benefits made by the Seller on behalf of the Company and its Subsidiaries, plus (iii) an amount equal to 45% of the Company’s and its Subsidiaries consolidated pre-tax income with respect to which a dividend has not been paid by the Company to the Seller, in each of case (ii) and (iii), for any period prior to the Closing Date.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and registrations for and applications to register any of the foregoing; (ii) inventions, patents and patent applications, (iii) works of authorship, copyrights (whether registered or unregistered) and registrations for and applications to register any of the foregoing; (iv) confidential and proprietary information, including, without limitation, trade secrets, concepts, research and development, formulas, methodologies, operation processes and techniques, technical data, privacy data and non-public personal information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans, credit scoring algorithms, credit scorecards and underwriting process, and know how; and (v) any licenses, agreements or other contractual rights with respect to any of the items listed in items (i) - (iv) above.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means actual knowledge of a particular fact or matter, and shall also include what should be known after reasonable inquiry. When the term “Knowledge” is used with reference to the Knowledge of the Seller or the Company, it shall mean the Knowledge of those persons set forth on Exhibit A. When the term “Knowledge” is used with reference to the Knowledge of the Buyer, it shall mean the Knowledge of those persons set forth on Exhibit B.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Long-Term Incentive Plan” means that certain Long-Term Incentive Plan of ACC Capital Holdings Corporation.

“Material Adverse Effect” means (a) with respect to the Company, any event, change, circumstance, effect or state of facts that, individually or when taken with all such events, changes, circumstances, effects or states of facts, is materially adverse to (i) the business, financial condition, properties or present or future results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, event, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets or industry in which the Company and its Subsidiaries operate generally, which do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole; (2) general economic or political conditions (including those affecting the securities markets), which do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that are in the automobile finance industry; (3) the public announcement of this

Agreement or of the consummation of the transactions contemplated hereby; (4) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, which do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that are in the automobile finance industry; or (5) any changes in applicable Laws, regulations or accounting rules which do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that are in the automobile finance industry; (b) with respect to the Buyer, any event, change, circumstance, effect or state of facts that, individually or when taken with all such events, changes, circumstances, effects or states of facts, is materially adverse to the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and (c) with respect to the Seller, any event, change, circumstance, effect or state of facts that, individually or when taken with all such events, changes, circumstances, effects or states of facts, is materially adverse to the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Obligor” means any Person that is an obligor under any Financing Contract.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past custom and practice and includes transactions in connection with Securitizations and under Residual Financing Agreements and Warehouse Agreements that are consistent with past custom and practice.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Permitted Encumbrance” means, with respect to any particular asset, (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (d) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Public Sector Financing Contract” means any Financing Contract (including any amendment thereto or any renewal, assignment, assumption or novation thereof) to which any Governmental Entity is a party.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers, attorneys and other representatives of such Person.

“Residual Financing Agreements” means (i) the Master Loan Agreement, dated as of October 30, 2003, among Long Beach Receivables Corp. Warehouse I, the Company and CIGPF I Corp. and, for each of the Securitizations designated 2003-C, 2004-B, 2005-A and 2006-B, the Confirmation Statement, in each case as amended to date, and (ii) for each of the Securitizations designated 2003-A, 2003-B, 2004-A, 2004-C, 2005-B and 2006-A, the Credit and Security Agreement, in each case as amended to date.

“SEC” means the Securities and Exchange Commission, or any successor agency.

“Securitization” means, generally, any transaction in which a Securitization Entity transferred Financing Contracts or interests therein to a securitization trust, retaining interests evidencing the ownership of such securitization trust.

“Securitization Documents” means, for each of the Securitizations designated 2003-A, 2003-B, 2003-C, 2004-A, 2004-B, 2004-C, 2005-A, 2005-B, 2006-A and 2006-B, the related Underwriting Agreement, Indenture, Trust Agreement, Sale and Servicing Agreement, Purchase Agreement, Insurance and Indemnity Agreement, Indemnification Agreement, and Master Spread Account Agreement.

“Securitization Entities” means Long Beach Acceptance Receivables Corp. and Long Beach Acceptance Receivables Corp. II.

“Selected Accounting Firm” means KPMG LLP or any other nationally recognized accounting firm that is mutually acceptable to the Seller and the Buyer.

“Settlement Date” means the fifth (5th) Business Day following the date that the Closing Date Stockholder’s Equity has been finally determined pursuant to Section 2.3.

“Settlement Interest” means, with respect to any payment, the sum of accrued interest on such payment calculated at the Settlement Rate, as from time to time in effect, for the period from the Closing Date to and including the date upon which the payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

“Settlement Rate” means, on any date, the “target” federal funds rate reported in the “Money Rates” section of the eastern edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of the “target” federal funds rate or fails on any particular date to publish the “target” federal funds rate, the “target” federal funds rate shall mean the rate for the last transaction in overnight federal funds arranged prior to such date by JPMorgan Chase Bank.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or in which such first Person owns at least 50% of the beneficial interests.

“Swap Agreement” means any hedging, currency exchange, interest rate swap, cap, floor or option agreement or other derivative transaction agreement.

“Target Closing Date Stockholder’s Equity” means One Hundred Six Million Five Hundred Seventy Thousand Dollars ($106,570,000), which amount shall be increased, in accordance with the attached Schedule 1 for each month that the Closing occurs after December 31, 2006 (pro rated on a daily basis for any partial month in which the Closing occurs); provided, however, that such amount shall be (i) decreased by the net amount accrued on the Estimated Closing Statement or the Final Closing Statement, as applicable, for payments under the Long-Term Incentive Plan up to a maximum amount of One Million Four Hundred Thousand Dollars ($1,400,000), and (ii) decreased by the amount obtained by deducting the net amount accrued on the Estimated Closing Statement or the Final Closing Statement, as applicable, or net amount received prior to the Closing Date with respect to an anticipated California state tax refund from One Million One Hundred Thousand Dollars ($1,100,000), but not by less than zero. A calculation, for illustrative purposes only, of the Target Closing Date Stockholder’s Equity is attached hereto as Schedule 2.

“Tavant Agreement” means that certain Technology Agreement, dated as of August 16, 2006, by and between the Company and Tavant Technologies, Inc., as amended to date.

“Tax Claim” means any deficiency, proposed adjustment, assessment, audit, examination or other Action with respect to Taxes.

“Tax Return” means any return, report, or statement relating to Taxes (including any schedules or attachments thereto, and any amendment thereof), including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or its Subsidiaries.

“Tax Sharing Agreement” means any sharing, allocation, indemnity or similar contract or agreement (whether or not written) with respect to Taxes.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock , franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnity or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration of any Taxes.

“Transfer Taxes” means any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement.

“Warehouse Agreements” means (a) the Amended and Restated Warehouse Lending Agreement, dated as of January 31, 2002, as subsequently amended from time to time, by and between Greenwich Capital Financial Products, Inc., and the Company, and the other transaction documents executed in connection therewith, and (b) the Warehouse Lending Agreement, dated as of March 7, 2003, as subsequently amended from time to time, by and among Salomon Brothers Realty Corp., the Company and Long Beach Acceptance Receivables Corp. Warehouse I, and the other transaction documents executed in connection therewith.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Acquisition Proposal	6.13
Agreement	Preamble
Asset Acquisition Statement	2.5
Balance Sheet	4.6(a)
Buyer	Preamble
Buyer Plans	6.12(c)
Buyer’s 401(k) Plan	6.12(d)
Closing	2.2(a)
Closing Date	2.2(a)
COBRA	6.12(f)
Common Stock	Preamble
Company	Preamble
Company Bylaws	4.1(b)
Company Certificate	4.1(b)
Company SEC Reports	4.6(d)
Confidentiality Agreement	6.7(a)
D&O Indemnified Liabilities	6.11(a)
D&O Indemnified Parties	6.11(a)
Disclosure Schedules	Article IV
Employee Plans	4.10(a)
Environmental Laws	5.16
Environmental Permits	5.16
ERISA	4.10(a)
Financial Statements	4.6(a)
Guarantees	6.10
Interim Financial Statements	4.6(a)
Material Contracts	4.17(a)
Permits	4.8(b)
Purchase Price	2.1
Registration Statement	4.20(f)
Restricted Business	6.6(a)
Revised Statements	2.5
Securities Act	5.6
Seller	Preamble
Seller 401(k) Plan	6.12(d)
Subsidiary Formation Documents	4.1(b)
Subsidiary Governance Documents	4.1(b)
Termination Date	9.1(c)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Common Stock. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver the Common Stock to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase the Common Stock from the Seller. The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer for the Common Stock, upon the terms and subject to the conditions of this Agreement, shall be equal to the Final Payment.

Section 2.2 Closing.

(a) The sale and purchase of the Common Stock shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, at 10:00 A.M., local time, on the fifth (5th) Business Day following the date on which all conditions to the obligations of the parties set forth in Article VIII are satisfied or, to the extent permitted by applicable Law, waived (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

(b) At the Closing, (i) the Buyer shall deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two (2) Business Days prior to the Closing Date, an amount equal to the Initial Payment in immediately available funds in United States dollars and (ii) the Seller shall deliver or cause to be delivered to the Buyer one or more certificates representing the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, free and clear of all Encumbrances.

Section 2.3 Closing Statement.

(a) On the fifth (5th) Business Day before the Closing, the Seller will deliver to the Buyer the Estimated Closing Statement reflecting the Seller’s calculation of the Estimated Closing Date Stockholder’s Equity and the Initial Payment, which Estimated Closing Statement shall be reasonably acceptable to the Buyer. The Estimated Closing Statement shall be accompanied by all material work papers used by the Seller in connection with the preparation of such Estimated Closing Statement. In the event that such Estimated Closing Statement is not reasonably acceptable to the Buyer, the Seller and the Buyer shall use their respective commercially reasonable efforts to resolve any disagreements or deficiencies with respect thereto as promptly as practicable.

(b) As soon as reasonably practicable after the Closing Date, but in no event later than one hundred twenty (120) days after the Closing, the Buyer will deliver to the Seller the audited Final Closing Statement reflecting the Buyer’s calculation of the Closing Date Stockholder’s Equity, which shall be calculated from the Final Closing Statement, and the calculation of the Final Payment. The Final Closing Statement shall be accompanied by a report thereon of the Buyer’s independent auditors with respect thereto stating that the Final Closing Statement (i) has been prepared in accordance with the Accounting Principles and the applicable adjustments set forth in this Agreement and (ii) fairly presents, in all material respects, the financial position of the Company and its Subsidiaries as of the close of business in the City of New York on the day immediately prior to the Closing Date. The Buyer shall cooperate with the Seller and its accountants and provide them, and cause its independent auditors to provide them, with the material work papers relating to the Final Closing Statement and any additional information used in preparing the Final Closing Statement that is reasonably requested by the Seller or its accountants. The fees and expenses incurred by the Buyer’s auditors in the preparation of the Final Closing Statement shall be borne by the Buyer.

(c) The Seller shall, within fifteen (15) days after the receipt of the Final Closing Statement, advise the Buyer in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement or in the calculation of the Closing Date Stockholder’s Equity and the Final Payment. In the event no such objection is delivered to the Buyer within such time period, the Final Closing Statement, as delivered to the Seller, shall be final and binding upon the parties. In the event the Seller delivers such an objection, the Seller and the Buyer shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) days following receipt of the Final Closing Statement by the Seller, then the issues remaining unresolved shall be determined by the Selected Accounting Firm. The Selected Accounting Firm shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Selected Accounting Firm may only consider those items and amounts as to which the Buyer and the Seller have disagreed within the time periods and the permitted grounds specified. The Selected Accounting Firm’s determination will be conclusive and binding on the Buyer and the Seller absent manifest error. The fees of the Selected Accounting Firm will be shared by the Buyer and the Seller in proportion to the relative differences between their respective calculations of the Closing Date Stockholder’s Equity and the amount determined by the Selected Accounting Firm.

(d) Each party to this Agreement will make available to the other parties, and to the Selected Accounting Firm, its and its accountants’ work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

Section 2.4 Purchase Price Adjustment. On the Settlement Date, the following amounts, if any, shall be paid by wire transfer of immediately available funds to an account designated in writing by the recipient thereof to the other party prior to the Settlement Date as follows:

(a) if the Final Payment is greater than the Initial Payment, then the Buyer shall pay to the Seller the amount of such excess (together with Settlement Interest in respect thereof); or

(b) if the Initial Payment is greater than the Final Payment, then the Seller shall pay to the Buyer the amount of such excess (together with Settlement Interest in respect thereof).

Section 2.5 Purchase Price Allocation. Not later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller for the Seller’s review, comments and approval a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (and any assumed liabilities as determined for federal income tax purposes) among the property and assets of the Company and its Subsidiaries. The Buyer shall prepare and deliver to the Seller, from time to time, revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including Purchase Price adjustments, if any) for the Seller’s review and approval. The Asset Acquisition Statement and any Revised Statements shall be prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. The Buyer and the Seller agree to cooperate to resolve any disputes regarding the allocation of the Purchase Price prior to the due date for the filing of Form 8594. In the event that the Buyer and the Seller are unable to agree on the allocation of the Purchase Price, then each party will in any event file a Form 8594.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Seller;

(ii) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, grant to any Person any rights of termination, modification, amendment, acceleration or cancellation under, or require any consent of any Person pursuant to, any contract or agreement to which the Seller is a party;

except, in the case of clause (iii), for any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Seller.

(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (ii) where failure to obtain such consent, approval, order, permit, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Seller. Immediately following the Closing the Seller will remain, directly or indirectly, in the finance business.

Section 3.4 Common Stock. The Seller is the record and beneficial owner of the Common Stock. The Seller has the right, authority and power to sell, assign and transfer the Common Stock to the Buyer. Upon delivery to the Buyer of certificate(s) for the Common Stock at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Common Stock, free and clear of any Encumbrance.

Section 3.5 Brokers. Except for J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company.

Section 3.6 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement, and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Company and the Seller hereby, jointly and severally, represent and warrant to the Buyer as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation as set forth in Schedule 4.1(a) of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of clause (ii), for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Schedule 4.1(a) of the Disclosure Schedules lists each jurisdiction where the Company and each of its Subsidiaries are qualified.

(b) The Seller has delivered to the Buyer true, correct and complete copies of the certificate of incorporation of the Company, as amended (as so amended, the “Company Certificate”), and the bylaws of the Company, as amended (as so amended, the “Company Bylaws”), together with true, correct and complete copies of the formation documents of each of the Company’s Subsidiaries, as amended (as so amended, the “Subsidiary Formation Documents”), and the bylaws or similar governing documents of each of the Company’s Subsidiaries, as amended (as so amended, the “Subsidiary Governance Documents”). The Company Certificate, the Company Bylaws, the Subsidiary Formation Documents, and the Subsidiary Governance Documents in the forms delivered to the Buyer are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material violation of any material provision of the Company Certificate, the Company Bylaws, the Subsidiary Formation Documents, or the Subsidiary Governance Documents.

Section 4.2 Authority. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Company;

(ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, grant to any Person any rights of termination, modification, amendment, acceleration or cancellation under, or require any consent of any Person pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party;

except, in the case of clause (iii), for any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) for such filings as may be required by any applicable federal or state licensing, securities or “blue sky” laws, or (ii) where failure to obtain such consent, approval, order, permit, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

Section 4.4 Capitalization. The Company’s authorized and outstanding capital stock is as set forth in Schedule 4.4 of the Disclosure Schedules. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable and was issued in compliance with applicable Laws and not subject to any preemptive rights. The Common Stock constitutes all of the issued and outstanding capital stock of the Company. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating or which could obligate the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 4.5 Equity Interests. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for, any such equity, partnership, membership or similar interest in any Person other than as set forth on Schedule 4.5 of the Disclosure Schedules and except for trusts formed in connection with Securitizations. Schedule 4.5 of the Disclosure Schedules sets forth for each Subsidiary of the Company: (a) its name and jurisdiction of incorporation or formation; (b) the number of shares of authorized capital stock of each class of its capital stock; (c) the number of issued and outstanding shares of each class of its capital stock; (d) the names of the holders thereof and the number of shares held by each such holder; and (e) the number of shares of its capital stock held in treasury. All of the issued and outstanding capital stock of the Subsidiaries of the Company is validly issued, fully paid and nonassessable and was issued in compliance with applicable Laws and not subject to any preemptive rights. The capital stock of the Subsidiaries of the Company that is held by the Company constitutes all of the issued and outstanding capital stock of the Subsidiaries of the Company and all such capital stock is held by the Company free and clear of any Encumbrance. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of any Subsidiary of the Company or obligating or which could obligate any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other equity interest in, any Subsidiary of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of any Subsidiary of the Company.

Section 4.6 Financial Statements; No Undisclosed Liabilities; SEC Reports.

(a) Copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, December 31, 2004 and December 31, 2003, and the related audited consolidated statements of income, stockholder’s equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2006 (the “Balance Sheet”), and the related consolidated statements of income, stockholder’s equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”) are attached hereto as Schedule 4.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the financial condition of the Company and its Subsidiaries and the results of operations of the Company and its Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(b) Except as shown on Schedule 4.6(b) of the Disclosure Schedules, there are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of its Subsidiaries, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the Ordinary Course of Business or (iii) arising as a result of this Agreement.

(c) Schedule 4.6(c) of the Disclosure Schedule lists all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) where the Company or any of its Subsidiaries have any obligations related thereto.

(d) The Company and its Subsidiaries have filed all forms, reports, schedules, statements and documents required to be filed by any of them with the SEC (collectively, the “Company SEC Reports”) pursuant to the federal securities laws and the regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. The Company SEC Reports were prepared in accordance, and complied as of their respective filing dates or dates of amendment in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not been any event or occurrence that has or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, except as shown in Schedule 4.7 of the Disclosure Schedules and except for transactions in the Ordinary Course of Business, since the date of the Balance Sheet neither the Company nor any of its Subsidiaries has:

(a) contracted for or paid any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(b) incurred any indebtedness for borrowed money or issued or sold any debt securities in excess of $250,000 in the aggregate;

(c) mortgaged, pledged or subjected to any Encumbrance or other charge any of its properties or assets;

(d) paid more than $250,000 on any indebtedness prior to the due date, or forgiven or canceled any debts or claims involving more than $250,000 in the aggregate;

(e) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that could or does materially and adversely affect its business;

(f) other than with respect to the acquisition, disposition or servicing of Finance Contracts in the Ordinary Course of Business, acquired or disposed of more than $250,000 of assets in the aggregate or incurred more than $250,000 of liabilities or obligations in the aggregate;

(g) other than with respect to the servicing of Finance Contracts, written up or written down, in either case by more than $250,000, the carrying value of any of its assets;

(h) changed the costing system or depreciation methods of accounting for its assets;

(i) other than with respect to the servicing of Finance Contracts, waived any rights with a value in excess of $250,000 in the aggregate or waived or forgiven any claims with a value in excess of $250,000 in the aggregate;

(j) lost or terminated, or been notified in writing of the impending loss or termination of, any employees, customers, dealers or suppliers that could or do materially and adversely affect its business;

(k) increased the compensation of any employee, entered into any employment, compensation, consulting or collective bargaining agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement (it being agreed by the parties hereto that any increases, modifications or amendments related to the Long Term Incentive Plan shall not be deemed to be in the Ordinary Course of Business and shall be set forth on Schedule 4.7(k) of the Disclosure Schedules);

(l) entered into any contract or agreement with any of its Affiliates, any family member of any of its Affiliates (the word “family” to include any spouse, lineal ancestor or descendant (natural or adopted), brother or sister, or their spouses, or any trust for the benefit of any of the above), or any Person that is an Affiliate of any family member of any of its Affiliates;

(m) entered into, adopted or amended any employee benefit plan; or

(n) entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

Section 4.8 Compliance with Law; Permits.

(a) Except with respect to individual Financing Contracts that individually or in the aggregate could not reasonably be expected to result in a material and adverse change to the Company’s and its Subsidiaries’ business or financial condition, taken as a whole, for the last five years each of the Company and its Subsidiaries is, and has been, in material compliance with all Laws applicable to it.

(b) Each of the Company and its Subsidiaries is in possession of and is in material compliance with all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits“). Neither the Company nor any of its Subsidiaries has received notice of any defaults under, or violations of, any material Permit. So long as filings as may be required by any applicable federal or state licensing laws are timely made, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to cause a default under or the revocation or cancellation of any material Permit. There are no proceedings pending or, to the Knowledge of the Seller or the Company, threatened in writing which may result in the revocation, cancellation, termination or suspension, or any adverse modification of any material Permit. There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Seller or the Company, threatened in writing, against the Company, any of its Subsidiaries or any of their respective officers, directors or employees that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

No representation or warranty is made under this Section 4.8 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 4.10, 4.15 and 4.16, respectively.

Section 4.9 Litigation. All Actions by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Seller or the Company, threatened, other than ordinary course deficiency judgment and similar collection or other Actions and ordinary consumer bankruptcies (which shall not include putative, alleged or certified class actions; all of which shall be set forth on Schedule 4.9 of the Disclosure Schedules), are set forth on Schedule 4.9 of the Disclosure Schedules. None of the Actions set forth on Schedule 4.9 of the Disclosure Schedules or any other Actions by or against the Company or any of its Subsidiaries would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or would affect the legality, validity or enforceability of this Agreement or prohibit or delay the consummation of the transactions contemplated hereby.

Section 4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) of the Disclosure Schedules sets forth (i) a list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements that are or have been sponsored by the Company or its Subsidiaries, or for which any of them have any obligation or liability of any nature, for the benefit of any current or former employee, officer or director of the Company or its Subsidiaries and (ii) a list of all material employment, termination, severance or other contracts, agreements or arrangements, pursuant to which the Company or its Subsidiaries has any obligation with respect to any current or former employee, officer or director of the Company or its Subsidiaries (collectively, the “Employee Plans”). The Company has made available to the Buyer a true and complete copy of each Employee Plan and all current summary plan descriptions, the most recent determination letter from the IRS with respect to any Employee Plan, all documents, agreements and related information referred to in Section 4.10(i) or Schedule 4.10(i) of the Disclosure Schedules, and any other documents that the Buyer has reasonably requested.

(b)(i) To the Knowledge of the Seller and the Company, each Employee Plan has been maintained in all respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each of the Company and its Subsidiaries has paid all amounts due and owing as of the Closing Date under the Employee Plans, (iii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan, and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller or the Company, threatened with respect to any Employee Plan by any current or former employee, officer or director of the Company or its Subsidiaries that would result in any liability for the Company, any of its Subsidiaries or the Buyer.

(c) Each Employee Plan that is, or has been, intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and no fact or event has occurred that would reasonably be expected to affect the qualified status of any such Employee Plan or the exempt status of any such trust, and each such Employee Plan has been or will be filed timely within the applicable deadline to the IRS for a determination letter application regarding the qualified status of such plan.

(d) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company, or any of its Subsidiaries or the Buyer has or will have any liability under Title IV of ERISA.

(e) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f) Except as set forth in Schedule 4.10(f) of the Disclosure Schedules, none of the Employee Plans promises or provides, or has promised or provided, medical or other welfare benefits, including but not limited to any retiree benefits, to any Person (or such Person’s dependent, spouse, or beneficiaries) after such Person’s termination of employment with the Company, its Subsidiaries, or an ERISA Affiliate except as required by COBRA, that could require the Buyer, the Company or any of its Subsidiaries to provide such benefits.

(g) The Company and each and every Subsidiaries’ participation in all Employee Plans can be terminated as of the Closing Date without any liability or obligation to the Company, its Subsidiaries or the Buyer, except for contributions relating to service prior to the Closing Date. Except as specifically set forth in this Agreement, the transactions contemplated by this Agreement will require no spin-off of assets or other division or transfer of rights with respect to any such plan, other than the termination of the Company and each Subsidiaries’ participation in such Employee Plan.

(h) Excluding the Buyer Plans, on and after the Closing Date, the Company, its Subsidiaries, and the Buyer shall have no liability to or be under any obligation whatsoever with respect to any benefit plan, program or arrangement affecting or relating to employees, directors, officers, consultants or independent contractors of the Company and its Subsidiaries, other than Employee Plans assumed as part of this Agreement and that are disclosed in Schedule 4.10(h) of the Disclosure Schedules.

(i) Schedule 4.10(i) of the Disclosure Schedules sets forth all amounts due under the Long-Term Incentive Plan for which the Company, any of its Subsidiaries or the Buyer could have any liability with respect to any current or former officer, director, employee or consultant of the Company or its Subsidiaries. All such amounts due under the Long-Term Incentive Plan are unfunded.

Section 4.11 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Seller and the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. Except as set forth in Schedule 4.11 of the Disclosure Schedules and except in the Ordinary Course of Business, since October 1, 2006, neither the Company nor any of its Subsidiaries has granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to or grant any benefit to or on behalf of, any officer, employee or agent of the Company or any of its Subsidiaries. Except as set forth in Schedule 4.11 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any direct or indirect, express or implied, obligation to pay severance or termination pay, as a result of the sale of the Common Stock, to any officer or employee of the Company or any of its Subsidiaries, or to pay any amounts to any consultant, agent or similar person or entity, as a result of the sale of the Common Stock.

Section 4.12 Insurance. Schedule 4.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries. The Company has heretofore provided the Buyer with a brief summary of the coverage and terms of each such policy.

Section 4.13 Real Property.

(a) Schedule 4.13(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Company or its Subsidiaries have fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Schedule 4.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as disclosed in Schedule 4.13(b) of the Disclosure Schedules, with respect to each lease related to each parcel of Leased Real Property: (i) such lease is valid, legal, binding, enforceable by the lessee, and in full force and effect; (ii) neither the execution, delivery and performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby will result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under such lease and such lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately after the consummation of the transactions contemplated hereby; and (iii) the lessee is not in breach or default under any such lease, and to the Knowledge of the Seller and the Company, no other party to such lease is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default by the lessee or, to the Knowledge of the Seller or the Company, any other party thereto, or permit termination, modification or acceleration by the lessor thereunder.

Section 4.14 Intellectual Property. Schedule 4.14 of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, common law and registered trademarks or service marks and registrations for and applications to register any trademarks or service marks, domain names and registered copyrights and applications for registration of copyrights owned by the Company or its Subsidiaries and used in the Company’s or its Subsidiaries’ businesses and all material agreements related to any Intellectual Property, other than the Excluded Intellectual Property, that the Company or its Subsidiaries is licensed or authorized to use by others and that is necessary for the conduct of their businesses, or that the Company or any of its Subsidiaries exclusively licenses or authorizes others to use. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and its Subsidiaries own or possess adequate licenses or rights in all Intellectual Property used in or necessary for the operation of their business as currently conducted. Except as set forth on Schedule 4.14 of the Disclosure Schedules, neither the Seller nor any of its Subsidiaries (other than the Company and its Subsidiaries) will, after giving effect to the transactions contemplated herein, retain any rights in or to any Intellectual Property owned or licensed pursuant to a license from a third party other than the Seller or an Affiliate of the Seller (but excluding any Intellectual Property for which the Seller or its Affiliates may have a separate license) by the Company or any of its Subsidiaries. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, no claim has been asserted or threatened in writing against the Company or any of its Subsidiaries that the use or exploitation by the Company or its Subsidiaries of any Intellectual Property owned or licensed by the Company or its Subsidiaries misappropriates, violates or infringes the Intellectual Property of any third party, or otherwise challenging the validity or enforceability of any material agreement pursuant to which the Company or its Subsidiaries licenses any third party Intellectual Property necessary for the conduct of the business.

Section 4.15 Taxes.

(a) All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries or with respect to the income, losses, expenses, credits, assets and liabilities of the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid.

(b) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding requests, agreements, consents or waivers or, to the Knowledge of the Seller or the Company, any requests by any taxing authorities to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, any of its Subsidiaries or the Seller, and no power of attorney granted by the Company, any of its Subsidiaries or the Seller with respect to any Taxes is currently in force.

(c) Except as described in Schedule 4.15(c) of the Disclosure Schedules, no action or proceeding for the assessment or collection of any Taxes is pending, proposed in writing, or to the Knowledge of the Seller or the Company, otherwise proposed against the Company or any of its Subsidiaries (or the operations or assets thereof), and no deficiency, assessment or other claim for any Taxes has been asserted or raised in writing or, to the Knowledge of the Seller or the Company, been otherwise asserted or raised by any taxing authority in connection with an audit or examination of any Tax Return that has not been paid or settled.

(d) Except as described in Schedule 4.15(d) of the Disclosure Schedules, no written claim and, to the Knowledge of the Seller and the Company, no non-written claim, has been made in the last five years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries or the Seller, with respect to the operations or assets of the Company or any of its Subsidiaries, is or may be subject to taxation by that jurisdiction.

(e) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f) To the Knowledge of the Seller and the Company, no audit of any Tax Return of the Company or any of its Subsidiaries is threatened. Except as set forth in Schedule 4.15(f) of the Disclosure Schedules, no Tax Returns for the Company, any of its Subsidiaries or the Seller, with respect to the operations or assets of the Company or any of its Subsidiaries, have been audited by any applicable taxing authority (or the applicable statute of limitations for assessment of Taxes for such periods has expired) for such periods through and including December 31, 2005 and no issue has been raised by any applicable taxing authority in any audit of the Company, any of its Subsidiaries or the Seller with respect to the operations or assets of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could reasonably be expected to result in a proposed deficiency for any period not so audited.

(g) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

(h) Since January 1, 2002, none of the Company, any of its Subsidiaries, or the Seller has made any material change in tax reporting method, received a ruling from any taxing authority or signed an agreement with regard to Taxes which would have a continuing effect on the Company or any of its Subsidiaries after the Closing Date.

(i) Except as described in Schedule 4.15(i) of the Disclosure Schedules, neither the Company, nor any of its Subsidiaries is a party to any Tax Sharing Agreement sharing of Taxes.

(j) Schedule 4.15(j) of the Disclosure Schedules lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to the Company or any of its Subsidiaries for the three-year period ending on (and including) the Closing Date, indicating those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit by any Tax Authority, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries for the three-year period ending on (and including) the Closing Date.

(k) None of the Company or any of its Subsidiaries is or has been a beneficiary or has otherwise participated in: (i) any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (ii) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (iii) any transaction subject to comparable provisions of state law. None of the Company, any of its Subsidiaries or the Seller is a member of or has been a beneficiary or has otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1) which would have a continuing effect on the Company or any of its Subsidiaries after the Closing Date.

(l) Except as described in Schedule 4.15(l) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Internal Revenue Service has not proposed any adjustment or change in accounting method for the Company or any of its Subsidiaries.

(m) All Taxes not yet due and payable by the Company (or any other corporation merged into or consolidated with the Company) have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP.

(n) Each of the securitization trusts is, for United States federal income Tax purposes, either (i) a partnership (other than a publicly traded partnership taxable as a corporation or a taxable mortgage pool) or (ii) an entity disregarded as separate from its owner.

(o) The Seller (and any predecessor of the Seller), the Company and each of the Company’s Subsidiaries is and have each been a valid “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for all times of their existence and have also each been valid qualified subchapter S subsidiary under applicable state and local law for each year of their existence, except as indicated on Schedule 4.15(o) of the Disclosure Schedules. The Company and each of its Subsidiaries will continue to be valid “qualified subchapter S subsidiaries up to and including the Closing Date.

(p) The Company and its Subsidiaries have no potential liability for any Tax under Section 1374. Neither the Company nor any of its Subsidiaries has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code.

(q) Neither the Company nor any of its Subsidiaries is or has ever been a member of any affiliated, consolidated, combined or unitary group (other than a group of which Seller is the common parent), or has any liability for the Taxes of any Person either contractually, under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local, or non-United States law), as a transferee or successor, or otherwise other than any such liability resulting from being a qualified subchapter S subsidiary of the Seller (within the meaning of Section 1361(b)(3)(B) of the Code) or from its membership in the Seller’s Tax group.

Section 4.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and (ii) there are no written claims pursuant to any Environmental Law pending or threatened, against the Company or its Subsidiaries.

(b) The representations and warranties contained in this Section 4.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

For purposes of this Agreement:

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment.

“Environmental Permits” means all Permits under any Environmental Law.

Section 4.17 Material Contracts.

(a) Schedule 4.17 of the Disclosure Schedules lists each of the following contracts and agreements, whether or not in writing, of the Company and its Subsidiaries (such contracts and agreements as described in this Section 4.17(a) being “Material Contracts”):

(i) all contracts or agreements that provide for payment or receipt by the Company or its Subsidiaries of more than $500,000 per year, including any such contracts and agreements with customers or clients, that cannot be cancelled by the Company or its Subsidiary upon sixty (60) days or less prior notice (other than dealer agreements and agreements with master dealer groups);

(ii) all contracts and agreements relating to the Company’s or its Subsidiaries’ indebtedness for borrowed money in excess of $1,000,000, including any contracts or agreements that result in an Encumbrance on any of the assets or properties of the Company or any of its Subsidiaries;

(iii) all contracts and agreements that limit or purport to limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all material joint venture, partnership or similar agreements or arrangements or which could be treated as a partnership for federal income Tax purposes;

(v) all contracts to sell Financing Contracts, or interests or participations therein;

(vi) all Swap Agreements, Warehouse Agreements, Residual Financing Agreements and Securitization Documents;

(vii) all guarantees or suretyships, indemnification or contribution agreements relating to any indebtedness for borrowed money;

(viii) all employment, consulting or compensation agreements or arrangements, including agreements arising as a result of the election or retention in office of any director or officer, which result in payments in excess of $100,000 in any calendar year;

(ix) all agreements between the Company or any of its Subsidiaries and any of the Seller or any Affiliate of the Seller, other than the Company and its Subsidiaries;

(x) any other contract or arrangement that involves either an unperformed commitment in excess of $500,000, other than customer purchase orders or Finance Contracts entered into by the Company and its Subsidiaries in the Ordinary Course of Business; or

(xi) any other contract or agreement that is material to the Company and its Subsidiaries, taken as a whole.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Seller and the Company, the counterparties thereto, and is in full force and effect. None of the Company or its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as described in Schedule 4.17(b) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Material Contract.

Section 4.18 Brokers. Except for J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.19 Financing Contracts.

(a) Each Financing Contract constitutes and arose out of a bona fide business transaction entered into in the Ordinary Course of Business.

(b) (i) As of the Closing, the Company, its Subsidiaries or a securitization trust established by the Company or its Subsidiaries will be the owner and holder of all right, title and interest in each Financing Contract, except to the extent that any such Financing Contract has been pledged as collateral to a lender pursuant to a warehouse line of credit under which the Financing Contract has been financed; (ii) no Financing Contract is terminable at the option of the Obligor thereunder; (iii) all payments pursuant to each Financing Contract are made directly to the Company, its Subsidiaries or securitization trust established by the Company or its Subsidiaries or to a lockbox account payable to the Company, its Subsidiary or to a securitization trust established by the Company or its Subsidiaries; (iv) since three years prior to the date hereof, the Company has approved credit applications and otherwise entered into commitments with respect to Financing Contracts in a manner consistent in all material respects with the Company’s credit policies, collateral eligibility standards and credit quality classifications in effect at the time and otherwise complied with standards of evaluating, underwriting and funding new businesses which were in all material respects consistent with its then current practices, in each case subject to exceptions made in the Ordinary Course of Business; and (v) with exceptions that in the aggregate would not reasonably be expected to have a Material Adverse Effect, each Financing Contract has been documented on a form approved by the Company and included in the Company’s list of approved documentation.

(c) Each Financing Contract is expressly governed by the Laws of a state of the United States. None of the Financing Contracts are Public Sector Financing Contracts.

(d) With respect to each Financing Contract, the Company, its Subsidiaries or a securitization trust established by the Company or its Subsidiaries has a valid and perfected first priority security interest on the Collateral covered thereby.

Section 4.20 Securitization Matters.

(a) The information set forth on Schedule 4.20(a) of the Disclosure Schedules, which identifies all Securitizations, is true, complete and correct as of the date hereof.

(b) The representations and warranties of the Company and the Securitization Entities contained in the Securitization Documents were true and correct in all material respects as of the date made.

(c) Except as may have been previously cured or waived, each of the Company and any Securitization Entity has complied in all material respects with each of their covenants and agreements set forth in the Securitization Documents, except for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(d) Except as may have been previously cured or waived, no payout event, servicer default, servicer termination event, over-collateralization trigger, early amortization event, or similar event and no event that with the giving of notice or the passage of time or both would become any such event, has occurred and is continuing with respect to the Company or, to the Knowledge of the Seller or the Company, is alleged to have occurred with respect to the Company.

(e) The ratings assigned to any class of securities issued in any Securitization upon issuance thereof have not been reduced, qualified or withdrawn, and no series thereof is on “watchlist” or similar rating agency status or, to the Knowledge of the Seller or the Company, under review by any rating agency for possible downgrade.

(f) The Registration Statement filed by the Securitization Entities on March 31, 2006 as declared effective on April 7, 2006 by the Securities and Exchange Commission (the “Registration Statement”) complied in all material respects with Regulation AB. The Registration Statement, as of its effective date, did not contain or incorporate by reference any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(g) The Company and each Securitization Entity has filed, or caused to be filed by the relevant securitization trust, each servicer (or similar) report required by the Securitization Documents on Form 8-K (and/or Form 10-D), as applicable, and has filed, or caused to be filed by the relevant securitization trust, each Form 10-K with respect to the Securitization Entities or the securitization trust, and each such filing complied in all material respects with the applicable requirements of the Exchange Act and the information set forth in each such filing was true and correct in all material respects.

(h) The Company has delivered to the Buyer true and correct copies of the closing documents for each Securitization and each amendment, modification and waiver thereof.

Section 4.21 Exclusivity of Representations and Warranties. Neither the Seller, the Company nor any of their Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Agreement, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as follows:

Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, grant to any Person any right of termination, modification, amendment, acceleration or cancellation under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (iii), for any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Buyer.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby, except (i) for such filings as may be required by any applicable federal or state licensing, securities or “blue sky” laws, or (ii) where failure to obtain such consent, approval, order, permit, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Buyer.

Section 5.4 Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.

Section 5.5 Brokers. Except for Wachovia Capital Markets, LLC, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.6 Investment Intent. The Buyer is acquiring the Common Stock for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Common Stock in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Common Stock for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.7 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information to the extent permitted by the Seller, the Company and their Representatives. The Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or the Company or any of their Affiliates or Representatives, except as expressly set forth in this Agreement. Neither the Seller nor the Company nor any of their Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Seller nor the Company nor any of their Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer has no Knowledge that any of the representations or warranties made by the Seller or the Company as of the date hereof are untrue, incomplete or inaccurate.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and through the Closing Date, unless the Buyer shall otherwise expressly agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (A) preserve intact in all material respects their business organizations and assets and (B) keep available the services of their officers and employees and maintain their relationships with customers, dealers, and others having dealings with them. Between the date of this

Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries will, and the Seller shall cause the Company and its Subsidiaries to not:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue or sell any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or issue, grant or sell any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or rights;

(c) increase the amount of the Intercompany Obligation, other than with respect to the amount of any payroll and employment benefit advances made by the Seller or its Affiliates on behalf of the Company or its Subsidiaries and amounts reflecting 45% of the Company’s and its Subsidiaries consolidated pre-tax income, in each case, for any period prior to the Closing Date, make any payments with respect to the Intercompany Obligation, other than payments to reimburse the Seller with respect to the amount of any payroll and employment benefit advances made by the Seller or its Affiliates on behalf of the Company or its Subsidiaries and payments of dividends representing 45% of the Company’s and its Subsidiaries consolidated pre-tax income, in each case, for any period prior to the Closing Date, or declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company, (ii) dividends paid to the Seller in an amount equal to the estimated taxes, calculated at a rate of 45% of the Company’s and its Subsidiaries’ reasonably and in good faith estimated consolidated pre-tax income, that would be imposed on the Seller or any direct or indirect stockholder of the Seller as a result of the earnings or operations of the Company and its Subsidiaries (determined without regard to any other profit or loss of the Seller or any direct or indirect stockholder of the Seller) from November 1, 2006 through the Closing Date and (iii) distributions paid to the Seller to pay a management fee in the Ordinary Course of Business in an amount not to exceed One Hundred Thousand Dollars ($100,000) per month and, with respect to both items (ii) and (iii), if not then paid, are properly accrued and reflected in the Estimated Closing Date Stockholder’s Equity and the Closing Date Stockholder’s Equity;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business, in each case that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or issue any debt securities except in the Ordinary Course of Business;

(h) subject any assets or properties to any Encumbrances, other than (i) Permitted Encumbrances, (ii) in the Ordinary Course of Business, or (iii) in connection with any refinancing of indebtedness under the existing revolving credit facility of the Seller, dated as of November 1, 2005, as amended and restated, secured in part by the Common Stock, or any bridge financing related to the transaction contemplated by this Agreement, which refinancing or bridge loan only subjects the Common Stock to an Encumbrance and which provides for the contemporaneous release of any such Encumbrance upon the consummation of the transactions contemplated by this Agreement;

(i) enter into any derivative agreements, other than derivative agreements entered into in the Ordinary Course of Business;

(j) amend, modify or terminate any Material Contract, or enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into, modified or terminated in the Ordinary Course of Business (including contracts, agreements or arrangements with customers, vendors or clients);

(k) other than payments pursuant to the Tavant Agreement not to exceed $1,262,111.63 in development costs and $360,000 in maintenance costs, in the aggregate, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;

(l) except for transfers of assets in the Ordinary Course of Business, acquire or dispose of any individual asset having an initial cost of $250,000 or more or assets having an aggregate initial cost of $500,000 or more;

(m) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(n) grant or announce any increase in the salaries, bonuses or other benefits (including severance benefits) payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof and set forth in Schedule 4.10(i) or 4.11 of the Disclosure Schedules or other increases in the Ordinary Course of Business;

(o) other than with respect to the servicing of Finance Contracts in the Ordinary Course of Business, initiate, settle or compromise any litigation or arbitration proceeding or investigation involving (i) a payment to or by the Company or any of its Subsidiaries of an amount in excess of the greater of $100,000 or the amount for which reserves have been set forth in the Financial Statements with respect to such matter or (ii) injunctive or other equitable relief;

(p) enter into, amend or modify any transaction with any of the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries entering into a transaction with the Company or any of its other Subsidiaries);

(q) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the company or any of its Subsidiaries existing on the Closing Date;

(r) make any change in any method of accounting or accounting principle, practice or policy, except as required by GAAP; or

(s) agree to do any of the foregoing.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and the Company and its Subsidiaries shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives about the Seller or any Affiliate of the Seller other than the Company and its Subsidiaries.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company and its Subsidiaries), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(b).

Section 6.3 Update of Disclosure Schedules; Knowledge of Breach. The Seller and the Company shall have the continuing obligation prior to the Closing to promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing which, if the same had existed as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No such supplemental or amended disclosure shall be given any effect for purposes of determining whether or not the conditions set forth in Article VIII have been satisfied; provided, however, that if the conditions set forth in Article VIII are not satisfied but the Buyer waives such conditions, then any such disclosure shall be deemed to constitute an exception to the representations and warranties. On or before the Closing Date, the Seller and the Company will prepare and deliver to the Buyer a copy of the Disclosure Schedules revised to reflect any supplement or amendment required pursuant to this Section 6.3. The Company and the Seller shall deliver any such supplemented or amended Disclosure Schedule to the Buyer at least five (5) Business Days before the Closing Date.

Section 6.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be given any effect for purposes of determining whether or not the conditions set forth in Article VIII have been satisfied.

Section 6.5 Intercompany Arrangements and Actions. All intercompany and intracompany accounts or contracts and obligations between the Company and/or its Subsidiaries, on the one hand, and the Seller and/or its Affiliates (other than the Company and its Subsidiaries), on the other hand, other than the Tavant Agreement, a transition services agreement, if applicable, and the Intercompany Obligation, which shall remain in full force and effect, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing, and any and all Actions that could be asserted by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) against the Company or any of its Subsidiaries, whether or not asserted or claimed as of the date hereof or as of the Closing Date, shall be released without any consideration or further liability to any party and without the need for further documentation immediately prior to Closing. Immediately prior to the Closing the Seller shall assign and contribute to the stockholder’s equity of the Company its right to be paid the full amount of the Intercompany Obligation.

Section 6.6 No Competition; No Solicitation.

(a) For a period from the Closing Date until the third (3rd) anniversary of the Closing Date, the Seller shall not, and the Seller shall cause each of its Subsidiaries and Affiliates to not, directly or indirectly, own, manage, operate, Control or participate in the ownership, management, operation or Control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the indirect automotive dealer finance business (a “Restricted Business”) in North America; provided, however, that the restrictions contained in this Section 6.6(a) shall not prohibit the Seller or any of its Affiliates from (i) acquiring, directly or indirectly, less than 5% in the aggregate of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (ii) having contact or relationships with any customers of the Company or its Subsidiaries unrelated to the Restricted Business. For the avoidance of any doubt, none of the provisions of this Section 6.6(a) shall apply to an Affiliate or Subsidiary of the Seller after it has ceased to be an Affiliate or Subsidiary of the Seller. The parties hereto specifically acknowledge and agree that the remedy at Law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the Closing Date to the third (3rd) anniversary of the Closing Date, the Seller shall not, and the Seller shall cause each of its Subsidiaries and Affiliates to not, directly or indirectly, solicit, induce or encourage any employee of the Company or its Subsidiaries to leave such employment. The provisions of this Section 6.6(b) shall not be violated if the Seller or any of its Affiliates (i) solicits for employment any employee involved in the Restricted Business who has not been employed by the Buyer or its Affiliates for at least twelve (12) months at the time of such solicitation or (ii) solicits for employment any employees involved in the Restricted Business by way of any general advertisement that is not specifically directed to the employees involved in the Restricted Business. For the avoidance of any doubt, none of the provisions of this Section 6.6(b) shall apply to an Affiliate or Subsidiary of the Seller after it has ceased to be an Affiliate or Subsidiary of the Seller.

(c) If this Agreement is terminated prior to Closing, the Buyer will not, for a period of three (3) years thereafter, without the prior written consent of the Seller, solicit any person who is an employee of the Company or its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or its Subsidiaries. The provisions of this Section 6.6(c) shall not be violated if the Buyer (i) solicits for employment any employee of the Company or its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, who has not been employed by the Company or any of its Subsidiaries for at least twelve (12) months at the time of such solicitation or (ii) solicits for employment any employees of the Company or its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, by way of any general advertisement that is not specifically directed to such employees. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.6(c) would be inadequate, and that the Seller and the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Company or its Subsidiaries, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.

(d) Reformation. In the event that the provisions of Section 6.6(a), (b), or (c) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Laws, then such provisions shall be deemed reformed to the maximum extent permitted by applicable Laws.

(e) Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 6.6 impose a reasonable restraint on the parties in light of the activities and business of the parties on the date of the execution of this Agreement and the current plans of the Buyer with respect to the conduct of the Restricted Business subsequent to the Closing. Each of the parties acknowledges that its agreements and the covenants set forth in this Section 6.6 are a material inducement to the other parties’ agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the parties further acknowledges that the covenants set forth in this Section 6.6 contain limitations as to time, geographic area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the other parties and, subsequent to the Closing, the Company and its Subsidiaries. All of the covenants in this Section 6.6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer or the Buyer against the Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Seller, the Buyer, the Company or its Subsidiaries of such covenants. It is specifically agreed that the restricted period during which the agreements and covenants of the Seller and the Buyer made in this Section 6.6 shall survive and shall be computed by excluding from such computation any time during which the Seller or the Buyer, as the case may be, is in violation of any provision of this Section 6.6. The covenants contained in this Section 6.6 shall not be affected by any breach of any other provision hereof by any party hereto.

Section 6.7 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated October 27, 2006, between the Buyer and the Seller (the “Confidentiality Agreement“), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.7 shall terminate; provided, however, that the Buyer may disclose the terms of this Agreement and file or disclose this Agreement as required by applicable Law or stock exchange rule. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.8 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) taking such further actions and executing such other documents after the Closing as may be reasonably required to fully effect the transactions contemplated hereby and further secure to each party the rights intended to be conferred hereby and the other agreements ancillary to the transactions contemplated hereby, and (iii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

(b) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) The Seller and the Company covenant and agree to obtain the release of the Common Stock from any Encumbrance prior to or simultaneously in connection with the Closing, in form and substance reasonably satisfactory to the Buyer.

(d) If the parties mutually agree that it is necessary for the parties to enter into a formal transition services agreement with respect to services provided prior to the Closing Date (including, without limitation, payroll, benefits and insurance services) by the Seller or its Affiliates to the Company and its Subsidiaries, the parties will use their reasonable best efforts to negotiate in good faith such an agreement, which agreement shall be on commercially reasonably terms and have a term not to exceed 90 days.

Section 6.9 Public Announcements. The parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 6.10 Release of Guarantees. The parties hereto agree to cooperate and shall use their reasonable best efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 6.10 of the Disclosure Schedules (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and its Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or its Affiliates that are a party to such Guarantee until such Guarantee is released.

Section 6.11 Directors’ and Officers’ Indemnification.

(a) From and after the Closing and for a period of six (6) years therefrom, the Buyer shall cause the Company and its Subsidiaries to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based upon or arising out of or relating to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring on or prior to the Closing Date and whether asserted or claimed prior to, on or after the Closing Date (the “D&O Indemnified Liabilities”) including all D&O Indemnified Liabilities based on, or arising out of, or relating to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and the Buyer shall cause the Company and its Subsidiaries to pay expenses in advance of the final disposition of any such Action to each D&O Indemnified Party upon receipt from each such D&O Indemnified Party of a written undertaking to reimburse the Company and its Subsidiaries for such advancement upon the determination of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to indemnification in respect of such threatened or actual Action). Without limiting the foregoing, in the event any such Action is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Buyer, and the Buyer shall cause the Company and its Subsidiaries to pay all fees and expenses of such counsel for the D&O Indemnified Party as statements therefor are received and (ii) the Buyer shall cause the Company and its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither the Company, any of its Subsidiaries nor the Buyer shall be liable for any settlement effected or agreed judgment entered into with the consent of a D& O Indemnified Party without its prior written consent. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.11 shall promptly notify the Buyer upon learning of any such Action (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.11, except to the extent such failure prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such Actions existing in favor of the D&O Indemnified Parties with respect to matters occurring on or prior to the Closing Date shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities. Notwithstanding anything contained herein, neither the Buyer, the Company nor any of the Company’s Subsidiaries shall be liable for any D&O

Indemnified Liabilities or any other amounts to the D&O Indemnified Parties, including (without limitation) any obligation to advance or reimburse expenses hereunder, in respect of any threatened or actual Action which is asserted by or through the Seller or any present or future Affiliate of the Seller (excluding the Company and any of its Subsidiaries), or which is based upon, arises as a result of, or relates to, the fact that such person is or was a director or officer or employee of the Seller or any of its Affiliates other than the Company or any of its Subsidiaries or which is based upon, arises as a result of, or relates to, the actions, activities and/or businesses of the Seller or any of its Affiliates other than the Company or any of its Subsidiaries.

(b) For six (6) years from the Closing Date, the Seller shall maintain officers’ and directors’ liability insurance covering the persons who are presently covered by its officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered to the Buyer) with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than that provided by such insurance in effect on the date hereof. The Seller and the Buyer shall (or the Buyer shall cause the Company and its Subsidiaries to) each pay one-half of the premiums related to such insurance.

(c) The Buyer hereby waives, to the fullest extent permitted under applicable Law, for itself and its successors and assigns, any and all rights, claims and causes of Action it may have, from and after the Closing, against any D&O Indemnified Party relating to any D&O Indemnified Liability. The Seller hereby waives and releases, to the fullest extent permitted under applicable Law, for itself and its successors and assigns, and for its Affiliates and their respective successors and assigns (who the Seller shall cause to confirm such obligations in writing to the Buyer on or before the Closing Date), any and all rights, claims, obligations and causes of Action it may have, from and after the Closing, against any D&O Indemnified Party relating to any D&O Indemnified Liability.

(d) For six (6) years from the Closing Date, the Company shall not take any action directly or indirectly to disaffirm or adversely affect the provisions that provide for indemnification of and reimbursement of expenses to D&O Indemnified Parties contained in the articles of organization and bylaws and any other written agreements of the Company and its Subsidiaries.

(e) All claims that could reasonably be expected to give rise to a claim for D&O Indemnified Liabilities that have ever been made against any of the D&O Indemnified Parties are set out on Schedule 6.11(e) of the Disclosure Schedules.

Section 6.12 Employee Benefits.

(a) The Seller shall not, and shall cause the Company and its Subsidiaries to not, enter into any Executive Retention Letters, Upper Management Retention Letters, Management Retention Letters, or Salesperson Retention Letters, with any persons other than those persons set forth in Schedule 6.12(a) of the Disclosure Schedules and in the amounts set forth in such schedule. The Buyer acknowledges that the Seller has committed to pay certain bonuses to certain employees of the Company, for which neither the Buyer, the Company nor any of its Subsidiaries shall have any liability or obligation whatsoever.

(b) From and after the Closing Date, the Buyer shall assume the Seller’s obligations with respect to any current or former officer, director, employee or consultant of the Company or its Subsidiaries under the Long-Term Incentive Plan maintained by the Seller, as amended as set forth in Schedule 6.12(b) of the Disclosure Schedules, but only to the extent that any payment is owed under the terms of such Long-Term Incentive Plan after the Closing Date, without regard to any amendments or modifications made to such plans after the Closing Date and without regard to any benefits that might accrue under such plans after the Closing Date, but not exceeding the amount accrued therefor on the Final Closing Statement. Notwithstanding any provision of this Agreement to the contrary, the Seller shall amend the Long-Term Incentive Plan maintained by the Seller: (i) as may reasonably be requested by the Buyer to prevent the Company, its Subsidiaries and the Buyer from being treated as a successor for any purposes under such Long-Term Incentive Plan; and (ii) with the consent of the Buyer to effectuate the purposes of this Section 6.12(b).

(c) The Buyer shall, or shall cause the Company and its Subsidiaries, as applicable, to honor all unused vacation (which is accrued on the Final Closing Statement) and holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries as of the Closing Date. In the event of any change in the welfare benefits provided to any employee of the Company or its Subsidiaries under any Employee Plan as of the Closing Date, the Buyer shall, or shall cause the Company and its Subsidiaries, as applicable, to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the affected employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) at the Buyer’s discretion either (A) provide for each employee or his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan, or (B) reimburse each employee for any co-payments or deductibles paid by such employee and his or her covered dependents prior to the Closing Date which would have otherwise been covered under the Employee Plans in the year of Closing. The Buyer shall, or shall cause the Company and its Subsidiaries, to provide each affected employee with credit for service with the Company and its Affiliates and their respective predecessors for eligibility, vesting and benefit accrual purposes, under each benefit plan of the Buyer (“Buyer Plans”) in which such affected employee is eligible to participate after the Closing Date, except for benefit accrual under any retirement plan or to the extent that such credit would result in a duplication of benefits with respect to the same period of service with the Company and its Affiliates.

(d) The Seller agrees, to the extent requested by the Buyer, that (i) to the extent any employee of the Company or Subsidiary who becomes an employee of the Buyer on the Closing Date, and who is not otherwise fully vested in his or her accrued benefit as of the Closing Date under any Employee Plan that is intended be qualified under section 401(a) of the Code (the “Seller 401(k) Plan”), the Seller will on or before the Closing Date take all necessary actions (including, but not limited to, adoption of plan amendments) to cause each such employee to be fully vested as of the Closing Date and to effectuate any of the actions required or otherwise contemplated by this paragraph, and as approved by the Buyer, and/or (ii) shall cause the rollover or transfer (as requested by the Buyer) of: (i) the account balances of the current and former employees of Company or Subsidiary who participate under the Seller’s 401(k) Plan including, without limitation, outstanding loans of such persons and (ii) assets having a value equal to said account balances to a profit-sharing plan maintained by the Buyer that is qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement that qualifies under Section 401(k) of the Code (the “Buyer’s 401(k) Plan”), provided that the Buyer has provided to Seller the latest IRS determination, opinion, notification or similar letter as evidence Buyer’s 401(k) Plan is tax-qualified. The assets transferred shall consist of the assets allocated under the Seller’s 401(k) Plan to the accounts of current and former employees of either Company or any Subsidiary, including without limitation, promissory notes evidencing outstanding loans of such persons. The Seller agrees to adopt any other amendments reasonably requested by Buyer to any Employee Plan on or before the Closing Date to prevent the Company, its Subsidiaries and the Buyer from being treated as a successor for any purposes under any such Employee Plan or as necessary to comply with the Code or ERISA in such regard.

(e) On the Closing Date, the Seller shall terminate the Company’s and its Subsidiary’s participation in any and all Employee Plans, including, but not limited to, the Seller’s 401(k) Plan. The Buyer shall not have any obligations or liabilities under the Seller’s 401(k) Plan with respect to any matching or other contributions due and owing after the Closing Date, other than to reimburse the Seller for any matching amounts that are accrued on the Final Closing Statement. The Buyer shall receive from the Seller such satisfactory evidence or confirmation that the participation of the employees of the Company and its Subsidiaries in each of the Employee Plans have been terminated, as set forth in this paragraph, pursuant to duly authorized corporate action, and if the board of directors of the Seller shall hold a meeting or otherwise execute a unanimous consent on or before the Closing Date to effectuate the requirements of this paragraph, the Seller shall deliver to the Buyer resolutions or a consent of the Seller’s board of directors (the form and substance of such resolutions shall be subject to review and approval of the Buyer) effectuating the termination of participation by employees of the Company and its Subsidiaries in the Employee Plans as set forth above. If requested by the Buyer, the Seller shall amend the Seller’s 401(k) Plan and any underlying loan agreements on or before the Closing Date to the extent necessary to avoid a default of any Sellers 401(k) Plan loans as a result of the termination of employment by the employees of the Company and its Subsidiaries, which amendment shall be subject to review and approval of the Buyer, and the Seller shall provide to the Buyer an executed duplicate original of any such amendment on the Closing Date and evidence on or before the Closing satisfactory to the Buyer that any such amendment has been duly adopted by the Seller through proper corporate action.

(f) Seller shall be solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to all employees of the Company and its Subsidiary and their eligible dependents who have experienced a qualifying event before the Closing Date.

(g) Nothing contained in this Section 6.12 shall be construed to create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or its Subsidiaries in respect of continued employment for any specified period, nor to require the Buyer, the Company or its Subsidiaries to continue any specific employee benefit plans.

Section 6.13 Exclusivity. The Seller and the Company shall not, and shall cause the Seller’s Affiliates, the Company’s Subsidiaries and each of their respective officers, directors, employees and Representatives to not, directly or indirectly, (a) initiate, solicit, encourage, engage in discussions, negotiate with any Person (whether discussions or negotiations are initiated by Seller, the Company or otherwise) or take any action intended or designed to facilitate any inquiries or the making or implementation of any proposal or offer (other than with the Buyer) with respect to an acquisition, consolidation or similar transaction, or any purchase of all or any significant portion of the assets or capital stock of the Company or any of its Subsidiaries, or any possible business combination therewith (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (any such combination, acquisition, proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (b) provide any information or data with respect to the Company or its Subsidiaries to, other than the Buyer, any Person relating to an Acquisition Proposal, (c) enter into an agreement, letter of intent or other writing with any Person, other than the Buyer, providing for a possible Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation to any Person (other than the Buyer and its Representatives and the Seller’s and the Company’s Representatives) in support of or in an effort to facilitate or attempt to make or implement an Acquisition Proposal. The Seller and the Company shall, and shall cause each of its Affiliates and Subsidiaries and each of their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing, and shall take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.13. The Company shall notify the Buyer as promptly as practicable (and in any event within two (2) Business Days) of the receipt by the Seller, the Company, or any of their Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal specifying the terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. and shall, within two (2) Business Days of receipt by the Seller, the Company, or any of their Representatives, furnish a copy of any communications embodying or relating to any such inquiries, proposals or offers, requests for information or requests for discussions or negotiations.

ARTICLE VII

TAX MATTERS

Section 7.1 Assistance and Cooperation. After the Closing Date, each of the Seller and the Buyer shall (and shall cause their respective Affiliates to):

(a) timely sign and deliver such certificates for forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.2;

(b) assist the other party in preparing any Tax Return which such other party is responsible for preparing and filing; and the Seller shall deliver to the Buyer (including for purposes of this sentence, the Buyer’s tax advisors), as soon as practicable after the Buyer’s request, such information and data (as are reasonably available concerning any Tax attributes allocated to the Company or Subsidiaries) necessary in order to enable the Buyer to complete and file all Tax Returns it may be required to file with respect to the activities of the Buyer or the Company or any of its Subsidiaries, from Closing Date;

(c) cooperate fully in preparing for any Tax Claims; provided, however, that in no event shall any information about the Seller or any Affiliate of the Seller, other than the Company and its Subsidiaries, be disclosed to the Buyer or its Representatives; and

(d) for any state that imposes an entity level state income tax on the Company and its Subsidiaries despite the Company being treated as a qualified subchapter S subsidiary for United States federal income tax purposes, the Seller will provide to the Buyer with regards to such states such detailed information as is reasonably requested by the Buyer regarding the Company and its Subsidiaries net operating loss carryovers, calculation of the deferred tax balances and information regarding the apportionment of income and expenses to such states.

Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of the Seller or any of its Affiliates, other than information relating solely to the Company and its Subsidiaries.

Section 7.2 Transfer Taxes. Notwithstanding anything herein to the contrary, the Buyer shall be liable for and pay all Transfer Taxes resulting from, arising out of, based on, or relating to, the transactions contemplated by this Agreement.

Section 7.3 Tax Sharing Agreements. The Seller shall make appropriate adjustments to settle all amounts due to or due from the Company or its Subsidiaries pursuant to any Tax Sharing Agreement on or prior to the Closing Date. Any Tax Sharing Agreement or similar arrangements with respect to or involving the Company and its Subsidiaries in effect at the Closing Date shall be terminated as of the Closing Date as to the Company and its Subsidiaries, and no additional amounts shall be due from or due to the Company or its Subsidiaries after the Closing Date pursuant to any Tax Sharing Agreement or similar arrangement.

Section 7.4 S Corporation and Qualified Subchapter S Subsidiary Status. Seller and its Subsidiaries and Affiliates and the Company and its Subsidiaries and Affiliates shall not revoke, on or prior to the Closing Date, the Seller’s, the Company’s or the Company’s Subsidiaries’ elections to be taxed as qualified Subchapter S subsidiaries within the meaning of Section 1361 of the Code. The Seller and its Subsidiaries and Affiliates and the Company and its Subsidiaries and Affiliates shall not take or allow any action to be taken, on or prior to the Closing Date, (other than the sale of the stock of the Company pursuant to this Agreement) that would result in the termination of the Seller’s, the Company’s and each of the Company’s Subsidiaries’ status as validly electing qualified Subchapter S subsidiaries within the meaning of Section 1361 of the Code.

Section 7.5 Liability for Taxes. Except as otherwise required for state income tax purposes, the Buyer and the Seller will treat the purchase of the stock of the Company as a sale by the Seller of the assets of the Company and its Subsidiaries to the Buyer for federal and state income tax purposes as described in Treas. Reg. § 1.1361-5(b)(3), example 9. The Seller shall be responsible for and shall pay any income and franchise Taxes (including any taxes under Section 1374 of the Code and any Taxes resulting from the elimination of intercompany and intracompany accounts or contracts pursuant to Section 6.5, if any) arising from or relating to the sale of the stock of the Company and its Subsidiaries to the Buyer pursuant to this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, entered or enforced any Law (whether temporary, preliminary or permanent) that is then in effect and that restrains, makes illegal or otherwise prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(b) There shall not be pending or threatened any Action by any Governmental Authority or by any third party that seeks to or would restrain, make illegal or otherwise prohibit or restrict the consummation of the transactions contemplated by this Agreement.

Section 8.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, (in each case, without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), except where the failure to be so true and correct would not, individually or in the aggregate, be materially adverse to the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, other than for inadvertent and insignificant failures. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) In either case before giving effect to any matters, reflected in any amendment, supplement or modification to the Disclosure Schedules made pursuant to Section 6.3, the representations and warranties of the Seller and the Company contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, (in each case, without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Section 3.2, Section 3.4, Section 4.2, Section 4.4, Section 4.5 (other than with respect to Long Beach Acceptance Receivables Corp. III and Long Beach Acceptance Receivables Corp. Warehouse II), Section 4.10(h) and Section 4.15(o) shall be true and correct in all respects both when made and as of the Closing Date. The Seller and the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, other than for inadvertent and insignificant failures. The Buyer shall have received from each of the Seller (with respect only to itself) and the Company (with respect only to itself) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) [Reserved]

(c) The Buyer shall have received a non-foreign person affidavit from the Seller pursuant to Section 1445 of the Code.

(d)(i) The Seller shall, upon the Closing, have transferred to the Buyer good and marketable title to all of the Common Stock, which shall represent 100% of the outstanding capital stock of the Company, free and clear of any and all Encumbrances of any kind or nature whatsoever

(other than restrictions on marketability imposed by federal or state securities Laws) and the Seller shall have delivered to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that all Encumbrances on the Common Stock shall have been released, (ii) no claim shall have been filed, made or threatened by any Person asserting that he, she or it is entitled to any part of the Purchase Price paid for the Common Stock, and (iii) the Seller shall have delivered to the Buyer the certificate(s) representing the Common Stock, either duly endorsed for transfer to the Buyer or accompanied by appropriate duly executed stock powers.

(e) No Material Adverse Effect shall be existing or have occurred and be existing since the date of this Agreement with respect to the Company.

(f) All consents of, or registrations, declarations or filings with, or any Permits necessary to operate the Acquired Business in the same manner as it is being operated as of the date of this Agreement and as of the Closing Date from, any Governmental Authority set forth on Schedule 8.3(f) shall have been obtained or filed.

(g) All third party consents set out on Schedule 8.3(g) shall have been obtained and copies delivered to the Buyer.

(h) No Governmental Authority shall have enacted, issued, promulgated, entered or enforced any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) requires the Buyer to dispose of any of the stock or assets of the Company or its Subsidiaries or imposes material limitations on the ability of the Buyer to control in any respect the business, assets or operations of the Company and its Subsidiaries, taken as a whole, or (ii) has or reasonably would be expected to have a Material Adverse Effect with respect to the Company.

(i) There shall not be pending or threatened any Action by any Governmental Authority or by any third party that would (i) require the Buyer to dispose of any of the stock or assets of the Company or its Subsidiaries or imposes material limitations on the ability of the Buyer to control in any respect the business, assets or operations of the Company and its Subsidiaries, taken as a whole, or (ii) reasonably be expected to have a Material Adverse Effect with respect to the Company.

(j) The Seller shall have provided the Buyer with evidence satisfactory to the Buyer that all intercompany debts owed by the Company or any of its Subsidiaries to the Seller or any of its Affiliates, including, without limitation, the Intercompany Obligation, shall have been paid, reflected on the Estimated Closing Statement or contributed to the Company and shown as stockholder’s equity of the Company.

(k) The Seller and the Company shall have delivered to the Buyer:

(i) Copies of the certificate of incorporation of the Seller, the Company Certificate and the Subsidiary Formation Documents, all certified by the Secretary of State of their respective jurisdiction of incorporation or formation;

(ii) Copies of (A) the Seller’s resolutions of its board of directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby, (B) the Company’s resolutions of its board of directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby, (C) the Bylaws of the Seller, the Company Bylaws and the Subsidiary Governance Documents and (D) the names of the officer or officers of the Seller and the Company authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Seller, the Company and its Subsidiaries, as applicable, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(iii) A good standing certificate for the Company and its Subsidiaries from the Secretaries of State of all jurisdictions where the Company and its Subsidiaries are incorporated or formed or qualified to do business in, showing that the Company and its Subsidiaries are in good standing and qualified as a domestic or foreign corporation in each such state, dated as of a date within ten (10) days prior to the Closing Date;

(iv) Resignations, in form and substance satisfactory to the Buyer, of all officers and directors of the Company and its Subsidiaries designated by the Buyer to the Seller at least five (5) Business Days prior to the Closing; and

(v) The Buyer shall have received from counsel to the Seller and the Company closing legal opinions in substantially the form of Exhibit C addressed to the Buyer and dated as of the Closing Date.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if neither it nor the Company is in material breach of any of their obligations under this Agreement, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller in writing, or (ii) by the Buyer, if it is not in material breach of any of its obligations under this Agreement, if either the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.3, (y) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Buyer in writing;

(c) by either the Seller or the Buyer if the Closing shall not have occurred by the 180th day after the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party (in the case of the Seller, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action seeking to or which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.5, 4.18 and 5.5 relating to broker’s fees and finder’s fees, Section 6.7 relating to confidentiality, Section 6.9 relating to public announcements, Article X and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the Seller, the Company and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, that this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing; provided, further, however, that the representations and warranties contained in Sections 3.2, 3.4, 4.2, 4.4, 4.5, 4.10(h), 4.15(o) and 7.4 shall survive indefinitely.

Section 10.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 10.4 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if delivered electronically, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Seller or prior to the Closing, the Company, to:

ACC Capital Holdings Corporation

1100 Town and Country Road

Orange, CA 92868

Attention: Thomas J. Noto, General Counsel

Facsimile: 714-479-0406

E-mail: tnoto@acc-capitalholdings.com

and

Long Beach Acceptance Corp.

One Mack Centre Drive

Paramus, NJ 07652

Attention: George S. Ginsberg, General Counsel

Facsimile: 201-262-6868

E-mail: gginsberg@lbac.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5306

Attention: Howard B. Adler, Esq.

Facsimile: 202-530-9526

E-mail: hadler@gibsondunn.com

(b)	if to the Company after the Closing, to:

Long Beach Acceptance Corp.

c/o AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, TX 76102

Attention: Chris A. Choate/J. Michael May

Facsimile: 817-302-7940

E-mail: chris.chaote@americredit.com/michael.may@americredit.com

and

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, TX 76102

Attention: Chris A. Choate/J. Michael May

Facsimile: 817-302-7940

E-mail: chris.chaote@americredit.com/michael.may@americredit.com

(c)	if to the Buyer, to:

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, TX 76102

Attention: Chris A. Choate/J. Michael May

Facsimile: 817-302-7940

E-mail: chris.chaote@americredit.com/michael.may@americredit.com with a copy (which shall not constitute notice) to:

Jenkens & Gilchrist

1445 Ross Avenue, Suite 3700

Dallas, TX 75202-2799

Attention: L. Steven Leshin/Gregory J. Schmitt

Facsimile: 214-855-4300

E-mail: sleshin@jenkens.com/gschmitt@jenkens.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.11.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court) and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, including, without limitation, specific language in a representation or warranty that refers to the Disclosure Schedules or the lack of such reference, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule or with respect to any other representation or warranty of the Seller or the Company for which the applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.

Section 10.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.15 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. In case any one or more of the provisions or portions of any provision of this Agreement is held, for any reason, to be invalid, illegal or unenforceable in any respect under any applicable Law, such provision or portion of a provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions or portions of provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.18 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20 No Consequential Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution in value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

Section 10.21 Legal Representation. In any dispute or proceeding arising under or in connection with this Agreement, the Seller shall have the right, at its election, to retain the firm of Gibson, Dunn & Crutcher LLP to represent it in such matter and each of the Buyer and the Company, for itself and for its successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter. Each of the Buyer and the Company acknowledges that the foregoing provision shall apply whether or not Gibson, Dunn & Crutcher LLP provides legal services to the Company after the Closing Date. Each of the Buyer and the Company, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Seller and its counsel, including, without limitation, Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Seller and such counsel and neither the Buyer nor the Company, nor any Person purporting to act on behalf of or through the Buyer or the Company, will seek to obtain the same by any process.

Section 10.22 No Presumption Against Drafting Party. Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Seller, the Company and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACC CAPITAL HOLDINGS CORPORATION

By:
Name:	Aseem Mital
Title:	President and Chief Executive Officer

LONG BEACH ACCEPTANCE CORP.

By:
Name:	Stephen W. Prough
Title:	President and Chief Executive Officer

AMERICREDIT FINANCIAL SERVICES, INC.

By:
Name:	Chris A. Choate
Title:	Executive Vice President,
Chief Financial Officer and Treasurer